                                                                 EXHIBIT 10.H1
                              SUBLEASE AGREEMENT
                                   SILVERTON

          THIS SUBLEASE AGREEMENT entered into this ____ day of _____________, 1994, by and between UNITED GROCERS, INC., an Oregon corporation, hereinafter designated as Sublessor, and David D. and Marilyn K. Neal and Matthew L. Marcott and Pamela Marcott Garcia and Marcott Holdings, Inc., an Oregon Corporation, hereinafter jointly and severally designated as Sublessee;

                              W I T N E S S E T H
          WHEREAS, the Sublessor has entered into a Lease dated
_____________, 19____, with Pay Less Drug Stores Northwest, Inc., a Maryland corporation, for a supermarket located in Silverton, Oregon (more particularly described in exhibit "A" attached to said lease), commencing on the date set forth in the attached Exhibit "A," a copy of which is hereby incorporated by reference, as fully as if its terms and conditions were herein set forth.
          WHEREAS, Sublessees desire to sublet said premises for a period of 20 years, commencing on date set forth in paragraph 3 of Exhibit "A," and Sublessor is willing to so sublet in accordance with the terms and conditions hereinafter set forth; now, therefore,
          IT IS HEREBY AGREED as follows:
          (1) Sublessor hereby sublets unto Sublessees those premises described in said Exhibit "A," for the term of 20 years.
                1.1 The Sublessees, so long as they are not in default hereunder and further provided that no event or condition exists that, with the passage of time or giving of notice would constitute default, shall be granted the right to exercise the renewal options contained in Exhibit "A," as set forth in paragraph 5 of said Exhibit.
          (2) Sublessees covenant and agree to pay for the whole of said term the rental hereinafter provided, together with all affirmative covenants including, without limitation, those pertaining to minimum rent, Common Area Charges (CAM), percentage of gross sales, taxes, assessments, insurance and all of the covenants and obligations to be performed by Lessee, as set forth in said Exhibit "A," and to make such payments and provide such performance when due by the terms of the lease and amendments thereto.
          (3) Sublessees shall, upon execution hereof, pay any and all rental or security deposits and all other sums except minimum rent, as required pursuant to the terms and conditions of said Exhibits "A", and shall pay rent to Sublessor, in accordance with the "Sublease Rent Schedule" attached hereto. All such rental payments to Sublessor shall be made without offset, adjustment or deduction of any kind.
          (4) Sublessees shall be bound by the same responsibilities, rights, privileges and duties as Sublessor, as enumerated in Exhibit "A" and covenants and agrees to fully indemnify and hold Sublessor harmless from any and all responsibility and/or liability which Sublessor may incur by virtue of said Exhibit "A," and/or Sublessees' occupancy of the premises. Furthermore, Sublessees shall be bound by any subsequent amendment, revision, supplement or addition to the prime lease between Sublessor and the prime Lessor, and to keep the Sublessor indemnified against all actions, claims and demands whatsoever in respect to said exhibit "A," and Sublessees use of the demised premises.
          4.1 Assignment and Subletting. Sublessees acknowledge that provisions for extension options and assignment and subletting in the Lease are applicable to the prime Lessor and Sublessor only. Sublessees will not assign this Sublease or sublet the premises without the prior written consent of Sublessor which may be granted or withheld in its absolute discretion. A direct or indirect transfer of ownership and control of a majority of the voting stock of a corporate Sublessees, by whatever demands, shall be deemed an assignment of this Sublease for the purposes of this paragraph.
          4.2   Covenants, Representations and Warranties.
                (a) Membership in United Grocers, Inc. Upon execution and during the term hereof, Sublessees agree to maintain or cause to be maintained the membership of the store in good standing in United Grocers, in accordance with the Bylaws of United Grocers, as long as this Sublease remains in effect.
                (b) Purchases from Sublessor. Sublessees agree that throughout the term of the Sublease and any extensions or renewals thereof, except as hereinafter provided, Sublessees will purchase from Sublessor not less than fifty-eight percent (58%) of its retail sales of all goods and merchandise required by it for resale on the premises to the extent that Sublessor shall now or hereafter be able to supply such goods and merchandise to the Sublessees, and Sublessor will supply all of Sublessees' requirements at such prices and on such terms as are reasonably comparable to those offered by Sublessor to other purchasers from Sublessor carrying on businesses similar to that of the Sublessees in the Silverton or Salem areas of the state of Oregon. If, at any time, the Sublessees contend that Sublessor is not able to supply particular goods or merchandise customarily stocked by retail supermarkets in the Salem - Silverton area, or that terms offered by Sublessor are not reasonably comparable to those offered by Sublessor to other purchasers described above, the Sublessees shall so advise Sublessor in writing, specifying such contention with particularity. If, within 30 days after receipt of such notice, Sublessor does not offer to supply goods or merchandise so specified or does not advise Sublessees that the terms and conditions offered are reasonably comparable to those offered to such other purchasers, Sublessees shall be free to secure such specified goods and merchandise from any source which it desires. If Sublessor demonstrates that it is offering reasonably comparable terms, and Sublessees nonetheless purchase from another source, such purchase or purchases shall not be an exception from the 58% requirement specified above. If the above percentage requirements are not complied with, it shall constitute a default hereunder. In the event of a breach of this purchase covenant, Sublessor may terminate this sublease and, in addition to the remedies hereinafter offered Sublessor, Sublessee agrees to pay Sublessor, as liquidated damages, and not as a penalty or forfeiture, a sum computed as follows:
                      1. The average weekly purchases from the date of the agreement to the date of the breach shall be determined;
                      2. the average weekly purchases so determined shall then be multiplied by the number of weeks from the date of the breach to the end of the term of the purchase agreement; and
                      3. The computed sum shall be multiplied by two and one-quarter percent (2-1/4%) to determine the liquidated damages due and owing Sublessor by reason of Sublessee's default. Said sum shall become immediately due and owing within 15 days from date of written notice of the liquidated damages.
                (c)  Sublessees covenant that as long as this Sublease
remains in effect, and for an additional period of six (6) months thereafter, Sublessees shall not directly or indirectly sell or permit the sale of the store and the owners of Sublessees shall not directly or indirectly sell controlling interests in Sublessees (whether in one or a series of related transactions) without first offering to sell said store or controlling interest, as the case may be, to Sublessor upon the same terms and conditions as the Sublessees or their owners, as the case may be, are prepared to accept from a third party. Prior to such sale by the Sublessees or their owners, the Sublessees shall first notify Sublessor of the desire to sell the store or controlling interest in the Sublessees and of all the terms and conditions of such sale and shall provide to Sublessor all documents, instruments, agreements, offers, acceptances, appraisals, inventories, equipment lists, leases, financial statements and such other material and information as Sublessor may reasonably request to aid in its decision to exercise or decline its right to purchase as hereinafter provided. Within 30 days following receipt of such notice of desire to sell and all materials and information reasonably requested by Sublessor, Sublessor shall advise Sublessees whether Sublessor elects to purchase or declines to purchase the store or such controlling interest upon the offered terms and conditions. If Sublessor shall elect to purchase, Sublessor shall purchase and the Sublessees or their owners shall sell, such retain grocery business or such controlling interest, as the case may be, all on the terms set forth in the offer. If Sublessor declines the purchase, the Sublessees or their owners shall be free to sell the store or controlling interest, as the case may be, upon (and only upon) the terms and conditions offered as aforesaid to Sublessor; provided that such sale is consummated within 120 days following the date Sublessor declined the purchase, and if such sale is not consummated in accordance with the offered terms and conditions within said 120-day period, the provisions of this paragraph shall apply again and no subsequent sale of any portion of the offered store or controlling interest may be effected without again offering the same to Sublessor as provided herein. Sublessor may waive its rights under this section provided such waiver is in writing. The foregoing provisions shall not apply to transfers of assets or interests by sale, gift or as a result of death to the lawful issue of Sublessees, or transfers of assets to a corporation or partnership or transfers of a controlling interest to a trust as long as such corporation, partnership or trust is controlled by the transferor; provided such transferee agrees that it holds such assets or controlling interest subject to the restrictions contained in this paragraph.
                (d) Sublessees represent and warrant that there are no brokers, finders or other persons entitled to any fee, commission or other compensation in connection with this Sublease, and agree to hold Sublessor harmless from any claims for such fees, commissions and/or compensation.
                (e)  Sublessees hereby represent and warrant to Sublessor
that the financial statements, appraisals and other documents submitted to Sublessor in connection herewith or pursuant hereto are and shall be true, correct, complete and accurate in every respect and said financial statements fairly and accurately present the assets, liabilities, financial condition and results of operations reflected herein.
          (5)   Security Agreement.
                5.1 Grant, Collateral and Obligations. Sublessees and Sublessor agree that this Sublease shall constitute a security agreement within the meaning of the Oregon Uniform Commercial Code (hereinafter referred to as the "Code) with respect to:
                      (a) required cash deposits (as defined in the Bylaws of Sublessor) presently or hereafter held by or deposited with Sublessor by Sublessees;
                      (b) any and all patronage rebates and rebate notes representing patronage rebates (as defined in the Bylaws of Sublessor) earned or hereafter earned by reason of patronage of Sublessor by Sublessees;
                      (c)   subject to liens securing purchase money
financing therefor as described in Exhibit "X," all trade, store and other fixtures and all leasehold improvements and all equipment and other personal property of Sublessees used or useful in the operation of the store in or on the premises, whether now owned or hereafter acquired including, without limitation, the property described in Exhibit "Y", attached hereto, if any; and
                      (d) all replacements of substitutions for, and additions to the foregoing, and the proceeds thereof (all of said personal property and the replacements, substitutions and additions thereto and the proceeds thereof being sometimes hereinafter collectively referred to as the "Collateral"), and that a security interest in and to the Collateral is hereby granted to the Sublessor, and the Collateral and all of the Sublessees' right, title and interest therein are hereby assigned to the Sublessor, all to secure all presently existing or hereafter incurred direct, indirect, absolute or contingent indebtedness, liabilities and other obligations of Sublessees to Sublessor (referred to as "the Obligations" herein) including, but not limited to, the payment of all rent and other sums and the performance of all other obligations of Sublessees under this Sublease, all renewals and extensions thereof, the price of goods, services and merchandise purchased by Sublessees from Sublessor from time to time, and all costs of collection, legal expenses and attorneys' fees paid or incurred by Sublessor in enforcing any rights in respect to the Obligations or in connection with assembling, collecting, selling or otherwise dealing with or realizing upon the Collateral.
                5.2 Security Agreement Warranties. In addition to and without limiting the force or effect of any other covenants, representations and warranties of Sublessees contained in this Sublease, Sublessees hereby covenant, represent and warrant to and with Sublessor as follows:
                      (a) Sublessees are the owners of the Collateral free and clear of liens, security interests and encumbrances of every kind and description, except liens, security interests an encumbrances securing indebtedness to Sublessor and liens described on Exhibit "X," hereto to which Secured Party has consented ("Permitted Liens").
                      (b) Sublessees will not sell, dispose of, encumber or permit any other security interest, lien or encumbrance to attach to the Collateral except the security interest of Sublessor and the Permitted Liens.
                      (c) All tangible Collateral shall be kept as Sublessees' place(s) of business located on the premises, and Sublessees shall not permit the same to be removed therefrom without the prior written consent of Sublessor.
                      (d) Sublessees shall keep the tangible Collateral at all times insured against risks of loss or damage by fire (including so-called extended coverage), theft and such other casualties as Sublessor may reasonably require, all in such amounts, under such forms of policies, upon such terms, for such periods and written by such companies or underwriters as Sublessor may approve. All such policies of insurance shall name Sublessor as loss payee thereon as its interest may appear and shall provide for at least 30 days' prior written notice of modification or cancellation to Sublessor. Sublessees shall furnish Sublessor with certificates of such insurance or other evidence satisfactory to Sublessor as to compliance with the provisions of this paragraph. Sublessor may act as attorney-in-fact for Sublessees in making, adjusting and settling claims under and canceling such insurance and endorsing Sublessees' name on any drafts drawn by insurers of the Collateral.
                      (e) Sublessees will keep the Collateral in good order and repair, shall not waste or destroy the Collateral or any part thereof, and shall not use the Collateral in violation of any statute, ordinance or policy of insurance thereon. Sublessor may examine and inspect the Collateral at any reasonable time or times, wherever located.
                      (f) Sublessees will pay promptly when due all taxes and assessments upon the Collateral or for its use or operation or upon this Sublease or upon any instruments evidencing the Obligations.
                      (g) Sublessees will pay promptly when due all indebtedness secured by any lien or other security interest in the Collateral, whether superior or junior to the security interest established hereby.
                5.3 Additional Remedies. Upon any default hereunder and at any time thereafter (such default not having previously been cured), Sublessor at its option may declare all Obligations immediately due and payable and shall have the remedies of a secured party under the Uniform Commercial Code of Oregon (the "Code"), including without limitation the right to take immediate and exclusive possession of the Collateral.
                5.4   Financing Statements.  Sublessees will at their own
cost and expense, upon demand, furnish to Sublessor such financing statements and other documents in form satisfactory to Sublessor and will do all such acts and things as Sublessor may at any time or from time to time request or as may be necessary or appropriate to establish and maintain a perfected security interest in the Collateral.
                5.5   Attorneys' Fees.  In the event of the institution of
any suit or action to terminate this Sublease, or to enforce the terms or provisions hereto, Sublessees shall and do hereby agree to pay, in addition to the costs and disbursements provided by statute, reasonably attorneys' fees in such proceedings or on any appeal from any judgment or decree entered therein.
          (6)   Default.  The following shall constitute a default under this
Sublease:
                6.1 Any failure by Sublessees to pay, when due, rent or any other amount due under the Lease or to perform any other obligation of Sublessor under the Lease or any other default under the Lease which continues for up to one-half of the cure period as defined in the lease, provided with respect thereto in the Lease;
                6.2 Any failure by Sublessees to pay when due rent or any other amount due under this Sublease or to perform when due any other obligation of Sublessees hereunder;
                6.3 If any warranty, representation or statement made or furnished to Sublessor by or on behalf of the Sublessees is false in any material respect when made or furnished;
                6.4   Any failure by Sublessees to pay when due and/or
satisfy any other present or hereinafter incurred indebtedness or obligation of Sublessees to Sublessor, including but not limited to those arising from Sublessees' purchases of goods and services from Sublessor any other loans or leases Sublessees may have or enter into with Sublessor, and Sublessees' obligations under the Bylaws of Sublessor and its application for membership in Sublessor;
                6.5 If Sublessees vacate or abandon the premises or allow the premises to remain vacant or unoccupied;
                6.6 If Sublessees make an assignment for the benefit of creditors, of if, with or without Sublessees' acquiescence, a petition in bankruptcy is filed against Sublessees, or Sublessees are adjudicated a bankrupt or insolvent, or a trustee, receiver or liquidator is appointed for all or part of Sublessees' assets, or a petition or answer is filed by or against Sublessees seeking or acquiescing in any reorganization, liquidation or similar relief under any federal, state or local law relating to bankruptcy, insolvency or other relief for debtors; and
                6.7 If Sublessees sell or otherwise dispose of all or any substantial portion of the assets of Sublessees located at or associated with the store, other than inventory sold at retail in the ordinary course of business.
          (7)   Remedies.  In the event of any default under this Sublease:
                7.1 Sublessor shall have the right, at its election then or at any time thereafter, upon notice to Sublessees, to terminate this Sublease or to terminate Sublessees' rights of possession in the premises without terminating this Sublease;
                7.2   Sublessor shall have the immediate right, whether or
not the Sublease shall have been terminated pursuant to paragraph 7.1, to re-enter and repossess the premises or any part thereof by force, summary proceedings, ejectment or any other legal or equitable process, all without any liability on Sublessor's part for such entry, repossession or removal;
                7.3 Sublessor may (but shall be under no obligation to), whether or not this Sublease shall have been terminated pursuant to paragraph 7.1, resublet the premises, or any part thereof, in the name of Sublessees, Sublessor or otherwise, without notice to Sublessees, for such term or terms and for such uses as Sublessor, in its absolute discretion, may determine and may collect and receive rents payable by reason of such resubletting (without any liability for any failure to collect such rents);
                7.4 Sublessor may (but shall be under no obligation to) procure any insurance, pay any rentals, taxes or liens, make any repairs, pay any sums required to be paid, and to do and perform such other acts as may be required of Sublessees hereunder, and any payments so made shall bear interest at the rate of 12 percent per annum from the time of such payment until repaid; and
                7.5 Sublessor may exercise any and all other rights and remedies afforded to the prime Lessor upon default under the Lease and any and all other rights and remedies Sublessor may have as provided herein, pursuant to the laws of the State of Oregon. In addition to the other remedies provided above, Sublessor shall be entitled to current damages and final damages as provided in paragraph (8) below, and, to the extent permitted by applicable law, to injunctive relief in case of the violation, or attempted or threatened violation, of any of the provisions of this Sublease, or to a decree compelling performance of this Sublease.
                7.6 No expiration or termination of this Sublease, repossession of the premises or any part thereof, or resubletting of the premises or any part thereof, whether pursuant to the above paragraph or by operation of law or otherwise, shall relieve Sublessees of their liabilities and obligations under this Sublease, all of which shall survive such expiration, termination, repossession or resubletting.
          (8)   Damages.
                8.1 Current Damages. In the event of any expiration or termination of this Sublease or repossession of the premises or any part thereof by reason of the occurrence of an event of default, Sublessees will pay to Sublessor the rent and other sums required to be paid by Sublessees for the period to and including the date of such expiration, termination or repossession; and, thereafter, until the end of what would have been the term in the absence of such expiration, termination or repossession, and whether or not the premises or any part thereof shall have been resublet, Sublessees shall be liable to Sublessor for, and shall pay to Sublessor, as liquidated and agreed current damages the rent and other sums which would be payable under this Sublease by Sublessees in the absence of such expiration, termination or repossession, less the net proceeds, if any, of any resubletting effected for the account of Sublessees, after deducting from such proceeds all of Sublessor's expenses reasonably incurred in connection with such resubletting (including, without limitation, all repossession costs, brokerage commissions, legal expenses, attorney's fees, employee expenses, alteration costs and expenses of preparation for such resubletting). Sublessees will pay such current damages on the days on which rent would have been payable under this Sublease in the absence of such expiration, termination or repossession, and Sublessor shall be entitled to recover the same from Sublessees on each such day.
                8.2   Final Damages.  At any time after any such expiration
or termination of this Sublease or repossession of the premises or any part thereof by reason of the occurrence of an event of default, whether or not Sublessor shall have collected any current damages pursuant to paragraph 8.1, Sublessor shall be entitled to recover from Sublessees, and Sublessees will pay to Sublessor on demand, as and for liquidated and agreed final damages for Sublessees' default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the excess, if any, of (a) the rent and other sums which would be payable under this Sublease from the date of such demand (or, if it be earlier, the date to which Sublessees shall have satisfied in full their obligations under paragraph 8.1 to pay current damages) for what would be the then unexpired term in the absence of such expiration, termination or repossession, discounted to present value at an assumed interest rate of seven percent (7%) per annum, over (b) the then net rental value of the premises discounted to present value at an assumed interest rate of seven percent (7%) per annum for the same period. Rental value shall be established by reference to the terms and conditions upon which Sublessor resublets the premises if such resubletting is accomplished within a reasonable period of time after such expiration, termination or repossession, and otherwise established on the basis of Sublessor's estimates and assumptions of fact regarding market and other relevant circumstances, which shall govern unless shown to be erroneous. If any statute or rule of law shall validly limit the amount of such liquidated final damages to less than the amount above agreed upon, Sublessor shall be entitled to the maximum amount allowable under such statute or rule of law.
          (9) Rights Cumulative, Nonwaiver. No right or remedy herein conferred upon or reserved to Sublessor is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity or by statute. The failure of Sublessor to insist at any time upon the strict performance of any covenant or agreement or to exercise any option, right, power or remedy contained in this Sublease shall not be construed as a waiver or relinquishment thereof for the future. No waiver by Sublessor of any provision of this Sublease shall be deemed to have been made whether due in the receipt of rent or otherwise, unless expressed in writing and signed by Sublessor.
          (10) Notices. Any notice or demand required or permitted to be given under this Sublease shall be deemed to have been properly given when, and only when, the same is in writing and has been deposited in the United States Mail, with postage prepaid, to be forwarded by registered or certified mail and addressed to the party to be notified at the address appearing below its signature. Such addresses may be changed from time to time by serving of notice as above provided.
          (11) Right of Refusal: If, during the term of this sublease, or any extension hereof, Sublessee or any successor to Sublessee shall receive a bona fide offer to purchase the business being operated under this sublease,
i. e., goodwill, fixtures and/or equipment and inventory or the property of which the premises are a part, which offer is acceptable to Sublessee, Sublessor shall have the right to purchase the business (or the property) upon the same terms and conditions. Sublessee agrees to immediately, upon receipt of such offer, to give Sublessor written notice of the terms and conditions thereof, and the Sublessor shall have the right, for thirty (30) days after receipt of such notice, to exercise its option to purchase under the identical terms and conditions of such offer. Sublessor's exercise of its option shall be given in writing, within said thirty-day period.
          (12)  Additional Provisions.
                12.1
                12.2

          IN WITNESS WHEREOF, the parties have executed the foregoing Sublease Agreement the day and year first above written.

SUBLESSOR United Grocer, Inc.,          SUBLESSEES
          an Oregon Corporation

          6433 SE Lake Road             /s/ Daniel D. Neal
          PO Box 22187
          Portland, Oregon 97222

    By:  /s/ Alan C. Jones



                                        Marcott Holdings, Inc.,

                                              by: [illegible]

                                -RENT SCHEDULE-
                                   SUBLEASE
                              __________________

                                   SILVERTON

                         BUILDING SIZE:  35,470 SQ FT
=================================================================
    YEAR        RENT/MO           RENT/YEAR         RENT/PSF-YR
_________________________________________________________________

    1 - 3     21,914         262,964             7.41

    4 - 5     21,711         260,529             7.35

    6 - 7     23,339         280,068             7.90

    8 - 10    23,121         277,451             7.82

    10 - 15    24,855         298,260             8.41

    15 - 20    26,719         320,629             9.04

           RENTAL AMOUNTS FOR OPTION PERIODS SHALL BE 106% OF RATES
            SPECIFIED OR DETERMINED UNDER PROVISIONS OF EXHIBIT "A"

________________________________________________________________

                                 PER CENT RENT

Sublessee shall pay percentage rental in the same amounts and at the same times as required under Section 4.B. Percentage Rental, of Exhibit A
_________________________________________________________________

                                  EXHIBIT "X"


1.  Met Life Capital

                                  EXHIBIT "Y"


    All present and hereinafter acquired inventory, equipment, fixtures and capital stock of United Grocers, Inc.